Free Writing Prospectus pursuant to Rule 433 dated August 15, 2025 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Trigger PLUS Based on the Weighted Return of a Basket of Equity Indices due September 5, 2030

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated August 15, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Trigger PLUS Payoff Diagram*

KEY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:	Basket component
	S&P 500® Index (current Bloomberg symbol: “SPX Index”)
	TOPIX (current Bloomberg symbol: “TPX Index”)
	EURO STOXX 50® Index(current Bloomberg symbol: “SX5E Index”)

We refer to each basket component singularly as an underlying index and together as the underlying indices. The initial basket component value of each underlying index is the index closing value of such underlying index on the pricing date.

Pricing date:	expected to price on or about August 29, 2025
Original issue date:	expected to be September 4, 2025
Valuation date:	expected to be August 30, 2030
Stated maturity date:	expected to be September 5, 2030
Payment at maturity (for each $1,000 stated principal amount of your Trigger PLUS):
•
if the weighted return is positive, $1,000 + the leveraged upside payment;
•
if the weighted return is zero or negative but not below the downside trigger percentage, $1,000; or
•
if the weighted return is negative and is below the downside trigger percentage, $1,000 + ($1,000 × the weighted return)

		Hypothetical Weighted Return	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)

		40.000%	142.980%
		30.000%	132.235%
		20.000%	121.490%
Leveraged upside payment:	$1,000 × leverage factor × weighted return	10.000%	110.745%
		5.000%	105.373%
Leverage factor (set on the pricing date):	at least 107.45%	2.000%	102.149%
		0.000%	100.000%
Downside trigger percentage:	-25.00%	-5.000%	100.000%
		-10.000%	100.000%
Weighted Return:	(highest basket component return × 50.00%) + (second highest basket component return × 35.00%) + (lowest basket component return × 15.00%)	-15.000%	100.000%
		-25.000%	100.000%
		-25.001%	74.999%
Basket component return:	with respect to each underlying index, (final basket component value - initial basket component value) / initial basket component value	-40.000%	60.000%
		-50.000%	50.000%
Final basket component value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date	-75.000%	25.000%
		-100.000%	0.000%
CUSIP / ISIN:	40058JE92 / US40058JE920	*assumes a leverage factor of 107.45%
Estimated value range:	$880 to $940 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS at stated maturity is based on the performance, as measured from the pricing date to and including the valuation date, of a weighted basket comprised of the S&P 500® Index, TOPIX and the EURO STOXX 50® Index.

The weighting for each index is not set on the pricing date. Instead, on the valuation date, a weighted return will be calculated, which will be based on the basket component return for each index. The weighted return is the sum of the products of (i) the highest basket component return times 50.00% plus (ii) the second highest basket component return times 35.00% plus (iii) the lowest basket component return times 15.00%. Even though the weighted return allocates higher weights to the higher basket component returns, a low basket component return may offset other, higher basket component returns.

If the weighted return on the valuation date is positive, the return on your Trigger PLUS will be positive and will equal the product of the leverage factor multiplied by the weighted return. If the weighted return is zero or negative but not below the downside trigger percentage, you will receive the principal amount of your Trigger PLUS. However, if the weighted return is negative and is below the downside trigger percentage, you will lose a significant portion or all of your investment.

The Trigger PLUS are for investors who seek the potential to earn at least 107.45% of any positive weighted return, are willing to forgo interest payments and are willing to risk losing their entire investment if the weighted return is negative and is below the downside trigger percentage.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 45, general terms supplement no. 17,741 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 45, general terms supplement no. 17,741 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 45, general terms supplement no. 17,741 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated August 15, 2025
•
General terms supplement no. 17,741 dated February 14, 2025
•
Underlier supplement no. 45 dated June 23, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,741, accompanying underlier supplement no. 45, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,741, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 45, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your Trigger PLUS are linked, the stocks comprising such underlying index. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Trigger PLUS Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Trigger PLUS
▪
The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Value of the Basket
▪
The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Lower Performance of One Underlying Index May Offset an Increase in the Other Underlying Indices
▪
The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS
▪
The Amount Payable on Your Trigger PLUS Is Not Linked to the Index Closing Values of the Underlying Indices at Any Time Other Than the Valuation Date
▪
The Market Value of Your Trigger PLUS May Be Influenced By Many Unpredictable Factors
▪
Investing in the Trigger PLUS Is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
▪
If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to TOPIX and the EURO STOXX 50® Index

▪
An Investment in the Offered Trigger PLUS Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Trigger PLUS

Risks Related to Tax

▪
Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,741:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 45:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

Additional Risks Relating to Securities Linked to TOPIX

▪
Limited Historical Underlier Performance Information Is Available Incorporating Methodology Changes That Were Carried Out From October 2022 Through January 2025

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index publishers for the S&P 500® Index and the EURO STOXX 50® Index and the issuer, see “The Underliers — S&P 500® Index” and “The Underliers — EURO STOXX 50® Index” on pages S-127 and S-36 of the accompanying underlier supplement no. 45, respectively.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No Trigger PLUS are in any way sponsored, endorsed or promoted by JPXI. JPXI shall not bear any obligation to give an explanation of the Trigger PLUS or an advice on investments to any purchaser of the Trigger PLUS or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Trigger PLUS, for calculation of TOPIX Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the Trigger PLUS.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.